UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 4, 2007 (April 2, 2007)
Dean Foods Company
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12755	75-2559681

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 1200 Dallas, TX		75201

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (214) 303-3400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.03 Material Modification to Rights of Security Holders
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Amended and Restated Credit Agreement
The Fifth Amended and Restated Receivables Purchase Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
Senior Secured Credit Facilities
On April 2, 2007, Dean Foods Company (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company; the Lenders from time to time party thereto; J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, as lead arrangers; JPMorgan Chase Bank, National Association (“JPMCB”), as administrative agent; Bank of America, N.A. (“BOA”), as syndication agent; and Wachovia Bank, National Association (“WB”), BMO Capital Markets Financing, Inc., BNP Paribas, Citibank, N.A., Cobank, ACB and Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as co-documentation agents. The Credit Agreement amends and restates the Company’s existing Amended and Restated Credit Agreement dated August 13, 2004 (the “Existing Agreement”).
Subject to the terms and conditions set forth in the Credit Agreement, the Lenders have provided the Company the following senior secured credit facilities (the “Credit Facilities”) in an initial aggregate amount of $4.8 billion: (a) a five-year revolving credit facility in the amount of up to $1.5 billion (the “Revolving Credit Facility”), (b) a five-year tranche A term loan facility in the amount of $1.5 billion (the “Tranche A Term Loan Facility”) and (c) a seven-year tranche B term loan facility in the amount of $1.8 billion (the “Tranche B Term Loan Facility”). Under the Credit Agreement, the Company also has the right to request an increase of the aggregate commitment under the Revolving Credit Facility and to request incremental term loans under the Tranche A Term Loan Facility or Tranche B Term Loan Facility by up to $500,000,000 without the consent of any Lenders not participating in such increase, subject to specified conditions.
The following description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement referred to below, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
Credit Facilities. The proceeds of the Credit Facilities may be used: (i) to finance a special dividend to the Company’s shareholders; (ii) to refinance certain existing indebtedness of the Company; (iii) to finance the Company’s working capital needs; and (iv) for general corporate purposes of the Company and its subsidiaries in the ordinary course of business, including acquisitions.
The Tranche A Term Loan is payable in 12 consecutive quarterly installments of (i) $56.25 million, in the case of each of the first eight installments, on the last day of each March, June, September and December commencing on June 30, 2009 and ending on March 31, 2011 and (ii) $262.5 million, in the case of each of the next four installments, on the last day of March, June, and September, commencing on June 30, 2011 and ending on April 2, 2012.
The Tranche B Term Loan will be made available in a single drawing. The Tranche B Term Loan will amortize 1% per year on a quarterly basis, with any remaining principal balance due at final maturity, April 2, 2014.

The Revolving Credit Facility will be available for the issuance of up to $350 million of letters of credit and up to $150 million for swing line loans. The Revolving Credit Facility will terminate on April 2, 2012.
Interest. Interest on the outstanding balances under the Credit Facilities is payable, at the Company’s option, at a rate equal to the Alternate Base Rate plus, in the case of the Revolving Credit Facility and the Tranche A Term Loan Facility, the Applicable Pro Rata Rate or, in the case of the Tranche B Term Loan Facility, the Applicable Tranche B Rate (all as defined in the Credit Agreement), or the Adjusted LIBO Rate (as defined in the Credit Agreement) plus the Applicable Pro Rata Rate or the Applicable Tranche B Rate, as the case may be. The initial Applicable Pro Rata Rate as of the Closing Date (as defined in the Credit Agreement) is, in the case of LIBOR Loans, 1.50% under the Tranche A Term Loan Facility and the Revolving Credit Facility, and in the case of ABR Loans, 0.50% under the Tranche A Term Loan Facility and the Revolving Credit Facility. The initial Applicable Tranche B Rate as of the Closing Date is, in the case of Eurodollar Loans, 1.50% and in the case of ABR Loans, 0.50%.
Optional Prepayments. The Company may make optional prepayments of the loans, in whole or in part, without premium or penalty (other than applicable breakage costs).
Mandatory Prepayments. Subject to certain exceptions and conditions described in greater detail in the Credit Agreement, the Company will be obligated to prepay the Credit Facilities by amounts equal to:
•	100% of the net cash proceeds of any sale or other disposition of assets by the Company or any of its material restricted subsidiaries (as defined in the Credit Agreement) in excess of $250 million and of casualty and insurance proceeds; and

•	either 25% or 50% of the Company’s excess cash flow (as defined in the Credit Agreement), commencing with the fiscal year ending on or about December 31, 2007.
Mandatory prepayments will be applied first to ratably prepay the Tranche A and Tranche B Term Loans and second to prepay loans under the Revolving Credit Facility.
Guarantors. The Credit Facilities have been guaranteed by the Company’s existing and future domestic material restricted subsidiaries (as defined in the Credit Agreement), which are substantially all of the Company’s wholly owned U.S. subsidiaries other than its receivables securitization subsidiaries (the “Guarantors”).
Collateral. The Credit Facilities will be secured by a first perfected security interest in substantially all of the assets of the Company and the Guarantors, whether consisting of personal, tangible or intangible property, including a pledge of, and a perfected security interest in, (i) all of the shares of capital stock of the Guarantors and (ii) 65% of the shares of the capital stock of the Company’s or any Guarantor’s first-tier foreign subsidiaries which are material restricted subsidiaries, in each case subject to certain exceptions as set forth in the Credit Agreement. The collateral does not include (a) the capital stock and any assets of any unrestricted subsidiary, (b) any real property owned by Dean Holding Company and its subsidiaries or (c) any capital stock of any direct or indirect subsidiary of Dean Holding Company which owns any real property.
Representations and Warranties; Covenants; Events of Default. The Credit Agreement contains customary representations, warranties and covenants, including, but not limited to specified restrictions on indebtedness, liens, guarantee obligations, mergers, acquisitions, consolidations, liquidations and dissolutions, sale of assets, leases, payment of dividends and other payments in respect of capital stock and debt, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments, transactions with affiliates and sale and leaseback transactions. The Credit Agreement also contains customary events of default and related cure provisions. The Company is required to comply with a leverage ratio and interest coverage ratio.
The Credit Agreement was entered into in furtherance of the special cash dividend announced on March 2, 2007 (the “Special Dividend”), pursuant to which the Company paid a special cash dividend of $15.00 per share of its common stock for an aggregate of approximately $1.94 billion on April 2, 2007, to shareholders of record as of March 27, 2007.
In the ordinary course of business, certain of the lenders and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.
Receivables Facility
On April 2, 2007, the Company’s subsidiaries that are party to its receivables-backed facility entered into an amendment to the facility pursuant to which the liquidity termination date was extended from November 15, 2007 to April 2, 2008 and the facility termination date was extended from November 15, 2009 to April 2, 2010. The amendment also modified the individual obligor concentration limit, which the Company expects will slightly increase its borrowing capacity under the facility. The amended facility, the Fifth Amended and Restated Receivables Purchase Agreement, is entered into by and among (1) Dairy Group Receivables, L.P., Dairy Group Receivables, II and WhiteWave Receivables, L.P., all of which are the Company’s subsidiaries, (2) the financial institutions that are party to the Company’s Receivables Purchase Agreement, (3) JP Morgan Chase Bank, National Association, as agent, and (4) the Company, as provider of certain performance undertakings on behalf of our subsidiaries.
The description of the receivables facility is qualified in its entirety by reference to the receivables facility referred to above, which is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Pursuant to the Credit Agreement, the terms of which are described under Item 1.01, on April 2, 2007, the Company drew approximately $445.6 million under the Revolving Credit Facility, $1.5 billion under the Tranche A Term Loan Facility and $1.8 billion under the Tranche B Term Loan Facility. The Company used the proceeds drawn under the Credit Facilities to fund the payment of the Special Dividend described above and to refinance amounts outstanding under the Existing Agreement.
Item 3.03 Material Modification to Rights of Security Holders.
Pursuant to the Credit Agreement referenced in Item 1.01 above, the Company and its restricted subsidiaries (as defined in the Credit Agreement) are subject to limitations on their ability to declare or pay dividends (other than stock dividends) on, make distributions with respect to, or redeem, purchase or acquire, or make a payment on any common stock of the Company.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Special Dividend, the Compensation Committee of the Board of Directors of the Company approved adjustments to outstanding stock option awards and restricted stock units pursuant to the Company’s equity-based compensation plans. Stock options were adjusted by changing the exercise price and increasing the number of options under the awards such that the fair market value of the award, determined using the Black-Scholes model, would be the same before and after the Special Dividend. The number of restricted stock units was also adjusted to maintain the same value before and after the Special Dividend.
Item 8.01. Other Events.
On April 2, 2007, the Company issued a press release announcing that the Company entered into the Credit Facilities and returned $1.94 billion to its shareholders through a $15.00 per share special dividend. A copy of the press release is included as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Amended and Restated Credit Agreement, dated as of April 2, 2007 among Dean Foods Company; J.P. Morgan Securities, Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, as Lead Arrangers; JPMorgan Chase Bank, National Association, as Administrative Agent; Bank of America, N.A., as Syndication Agent; Wachovia Bank, National Association, as Documentation Agent; and certain other lenders that are parties thereto.

99.2	The Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 2, 2007 among Dairy Group Receivables L.P., Dairy Group Receivables II, L.P., WhiteWave Receivables, L.P., as Sellers; the Servicers, Companies and Financial Institutions listed therein; and JPMorgan Chase Bank, N.A., as Agent.

99.3	Press Release issued by Dean Foods Company, dated April 2, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2007	DEAN FOODS COMPANY
	By:	/s/ Steven J. Kemps
		Name:	Steven J. Kemps
		Title:	Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Credit Agreement, dated as of April 2, 2007 among Dean Foods Company; J.P. Morgan Securities, Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, as Lead Arrangers; JPMorgan Chase Bank, National Association, as Administrative Agent; Bank of America, N.A., as Syndication Agent; Wachovia Bank, National Association, as Documentation Agent; and certain other lenders that are parties thereto.

99.2	The Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 2, 2007 among Dairy Group Receivables L.P., Dairy Group Receivables II, L.P., WhiteWave Receivables, L.P., as Sellers; the Servicers, Companies and Financial Institutions listed therein; and JPMorgan Chase Bank, N.A., as Agent.

99.3	Press Release issued by Dean Foods Company, dated April 2, 2007.